Exhibit 21.1

Subsidiaries of TFI TAB Gıda Yatırımları A.Ş.

Subsidiaries	Jurisdiction of Incorporation or Organization
TAB Gıda Sanayi ve Ticaret A.Ş.	Turkey
TAB Georgia LLC	Georgia
TAB Limited Makedonija Dooel Petrovec	Macedonia
Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş.	Turkey
Ata Express Elektronik İletişim Tanıtım, Pazarlama, Dağıtım San ve Tic. A.Ş.	Turkey
Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret A.Ş.	Turkey
Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş.	Turkey
Ekur Et Entegre A.Ş.	Turkey
Fasdat Sebze Doğrama Paketleme Sanayi ve Ticaret A.Ş.	Turkey
TFI Asia Holdings Coop	The Netherlands
TFI Asia Holdings BV	The Netherlands
Pangaea Foods SPC	The Cayman Islands
Pangaea Foods (China) Holdings Ltd.	The Cayman Islands
Pangaea Foods (China) Intermediate Ltd.	The Cayman Islands
BK (Hong Kong) Development Co., Ltd.	Hong Kong
Burger Kıng (Guangzhou) Lımıted	Hong Kong
BK (Guangzhou) Restaurant Co., Ltd.	Guangzhou, the PRC
Burger King (China) Holdings Co. Ltd.	Shanghai, the PRC
BK (Beijing) Restaurant Management Co., Ltd.	Beijing, the PRC
Burger King (Shangai) Restaurant Co., Ltd.	Shanghai, the PRC
Burger King (Shenyang) Restaurant Management Co., Ltd	Shenyang, the PRC
Huhhot Burger King Restaurant Service Co. Ltd.	Huhhot, the PRC
BK Foods (Shenzhen) Co., Ltd.	Shenzhen, the PRC